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                                                                    EXHIBIT 99.2

[BLUESCOPE STEEL LOGO]                               BlueScope Steel Limited
                                                     ABN 80010 142 453
                                                     Level 11
                                                     120 Collins
                                                     Melbourne  VIC 3000
                                                     PO Box 18207
                                                     Collins Street East
23 April, 2004                                       Melbourne  VIC 8003
                                                     Telephone  +61 3 9666 4000
Mr John J Holland                                    Facsimile  +61 3 9666 4113
Chairman and CEO                                     www.bluescopesteel.com
Butler Manufacturing Company
1540 Genessee Street
P. O. Box 410064
Kansas City, Missouri 64141-0064

BY FACSIMILE: + 1 816 968 6504

Dear John,

On behalf of BlueScope Steel Limited ("BSL"), I wish to advise you of the current status for the funding of our offer for Butler Manufacturing Company ("BMC").

You will already be aware from publicly available information that BSL has COMMITTED bank lines in place of A$500 million (A$400 million term facility and A$100 million short term facility). As of the date of this letter, A$260 million (US$190 million at current exchange rates) remains undrawn and available for the funding of the offer for BMC. In addition to this, BSL has a COMMITTED bridging facility for US$150 million which was specifically put in place to also facilitate funding of the BMC offer.

On the 22 April 2004, BSL gave an IRREVOCABLE NOTICE of drawdown under its committed term facility. Further to this, an IRREVOCABLE NOTICE of drawdown was also delivered today under the bridging facility. BSL will therefore have sufficient cash on hand in its US bank accounts on Tuesday 27 April, 2004 to make all necessary payments related to the BMC merger.

As you can see, there is no doubt over BSL's ability to fund its financial commitments to BMC shareholders and noteholders should the merger be consummated. Our funding lines are committed and as indicated, lenders have already been provided with irrevocable notices to drawdown. This should provide the BMC Board with absolute certainty regarding the funding of the BSL offer.

Please do not hesitate to contact me should you wish to discuss any of the matters dealt with in this letter.

Yours sincerely,

Brian Kruger
CHIEF FINANCIAL OFFICER